Exhibit (c)(15)

CONFIDENTIAL

The Baldwin Group

Project Spark

Presentation to the Board of Directors

September 13, 2026

ARDEA PARTNERS

Summary of Transaction

Transaction Structure	• All-cash acquisition of Company (and OpCo) via merger, subject to rollover by certain insiders
Merger Consideration	• $32.50 per share in cash (Class A Shares and OpCo LLC Units)
Implied Equity Value	• $4,604 million
Form of Consideration & Source of Financing	• 100% cash consideration, subject to rollover • Customary equity commitment letter from DFO equal to $4.634B and debt commitment letters from range of debt financing sources equal to $2.750B
Termination Fee	• Customary termination fees as follows: o Break Fee: 3.7% of fully diluted equity value o Reverse Break Fee: 6.0% of fully diluted equity value, payable in the event of financing failure
Closing Conditions	• Customary closing conditions, including: o Receipt of Company shareholder vote (majority of outstanding) o HSR approval o Certain insurance regulatory approvals
TRA	• TRA amended concurrently with signing, providing for full acceleration and early termination as of Closing, implying a 14% discount to the current estimated contractual value of the TRA termination payments

Overview of Share Count and Transaction Value

Offer Price per Share (Cash)	**$32.50**
Class A common shares outstanding	*93.0*
Class B common shares outstanding	*42.6*
Total common shares outstanding	*135.6*
Restricted Stock Awards	*4.7*
Midpoint Target / Superior PSUs	*1.4*
Fully diluted shares outstanding	***141.7***
Equity Value	**$4,604**
(+) Total Debt (as of 6/30/2026)	$2,495
(-) Cash & Equivalents (as of 6/30/2026)	($184)
(+) Deferred Payments & Earn-Out Liabilities (as of 6/30/2026)	$476
(+) Other Items (as of 6/30/2026)	$1
(-) Present Value of Tax Attributes (as of 6/30/2026)	($507)
Total Enterprise Value	**$6,884**

Implied Premium / (Discount) to:	**Metric**	
Unaffected Share Price (6/17/26)	*$17.33*	*88%*
52-Week High (6/17/26)	*$44.54*	*(27%)*
52-Week Low (6/17/26)	*$16.50*	*97%*
30-day VWAP (as of 6/17/26)	*$19.60*	*66%*
60-day VWAP (as of 6/17/26)	*$21.24*	*53%*
90-day VWAP (as of 6/17/26)	*$20.69*	*57%*

Note: Financial projections for Baldwin reflect the long-range plan (LRP) prepared by Management and approved by the Board (the "Company Forecasts").
Source: Company Forecasts, company management, company filings, FactSet, and EY tax model.

Process Summary (1/3)

- On June 10, 2026, the Board approved the launch of a process to assess interest in a potential transaction
- On June 18, 2026, this process leaked as media reports indicated that Baldwin Group was evaluating strategic alternatives, including a potential take-private
  - Subsequent to the leak, no strategics directly inbounded expressing interest in acquiring Baldwin
- Round I formally launched on June 20, 2026 with the opening of the data room
  - 23 parties were initially contacted, 20 of which met with management during the weeks of June 22nd and June 29th
  - Two additional parties were contacted in late June / July and met with management in mid-July, bringing the total number of parties contacted to 25
  - Additional diligence materials were provided over the following month, and several parties held follow-up discussions with management on selected topics
- Prior to receiving Round I bids, the Board formed a Special Committee in light of the potential conflicts of interest
- Six parties submitted Round I bids by the July 27, 2026 bid deadline
  - Following discussions with the Board, three parties were invited to participate in Round II
- Two of the three parties submitted Round II bids by the September 1, 2026 bid deadline


25
24
6
3
2
Contacted
NDA Executed
First Round Bids
Invited to Second Round
Submitted Second Round Bids

Process Summary (2/3)

- Following the September 2, 2026, board meeting, at the Board's direction, Ardea delivered feedback to Sequence & DFO and [redacted]
  - Ardea held an initial conversation with Sequence & DFO to provide feedback on the proposed leverage structure in light of the execution risk it posed to the rollover required by Sequence & DFO as part of their bid
    - It was verbally conveyed that the proposal was not considered executable given the amount of leverage and preferred equity and that feedback on price would not be provided until those items were addressed
- On September 3, 2026, Sequence & DFO submitted a revised proposal with no change in price and the following changes to the pro forma capital structure:
  - Debt reduced by $500M to $2,750M and preferred reduced by $250M to $1,000M
    - This represents gross leverage of 5.1x, and 6.9x inclusive of the preferred (based on stated financeable EBITDA), compared to 6.0x and 8.3x (based on stated financeable EBITDA), respectively, in their September 1st, 2026 letter
    - The proposed reduction in leverage would be funded entirely with incremental common equity from Sequence & DFO; the financing remains fully committed with no financing conditions or contingencies
- Consistent with the Board's instructions, Ardea then delivered verbal price feedback to [redacted], encouraging [redacted] to increase its price to $34.00 per share, in light of [redacted] lack of price movement from Round 1 to Round 2 and shortfall relative to Sequence & DFO
  - [redacted] verbally responded to Ardea that its maximum valuation was $30.00 per share
    - Additionally, [redacted] stated if Baldwin did not accept its proposal by the end of the morning of September 4th and grant exclusivity, the offer would be withdrawn
- Consistent with the Board's instructions, Ardea then delivered price feedback to Sequence & DFO
  - Ardea verbally proposed Sequence & DFO increase their price from $31.75 to $33.00 per share
    - Sequence & DFO verbally responded to Ardea that they were not able to increase their offer to $33.00 per share, but could offer $32.00 per share and requested exclusivity

Process Summary (3/3)

- At the Board's direction, Ardea informed Sequence & DFO that, on the basis of the agreed price of $32.00 per share, Baldwin had agreed to enter into exclusivity. Separately, Ardea informed [redacted] that Baldwin would not be proceeding with its proposal
- Following the agreement on price and the commencement of exclusivity, the Special Committee and the Board authorized Sequence & DFO to engage with the holders of rights under the TRA and with certain shareholders, regarding both the treatment of the TRA in the transaction and potential rollover participation, in each case on terms and within parameters set by the Special Committee
- Consistent with the Special Committee's instructions, an Amendment to the TRA was negotiated among Baldwin and the TRA holders, resulting in a reduced termination payment and the termination of the TRA at closing
- Sequence & DFO agreed to reallocate the resulting value to all shareholders through a $0.50 per share increase in the offer price, from $32.00 to $32.50
- Sequence & DFO, with the Company's facilitation, thereafter engaged with certain members of management and employee shareholders regarding Voting, Support and Rollover Agreements on the terms authorized by the Special Committee

Financial Analysis

Summary of Methodologies

#	Methodology		Relevant Metrics	Implied Share Price Range ($)
1	Discounted Cash Flow Analysis	5-Year Company Forecast *(Long-term growth rate: 3.0% – 4.0%)*	WACC: 9.4% – 10.4% Long-Term Growth Rate: 3.0% – 4.0%	$22.76 – $37.43
2	Premia Paid	Premia Paid *(Range represents 25th – 75th percentiles)*	23% – 53% premium[1,2] *(to unaffected price)*[3]	$21.32 – $26.51
3	Precedent Transactions	EV / EBITDA *(Range represents 25th – 75th percentiles)*	12.9x – 15.8x EBITDA[4]	$24.43 – $33.78
4	Present Value of Future Share Price	EV / EBITDA *(Cost of Equity: 10.9% – 11.9%)*	12.6x EV / Adj. EBITDA[5] *(assumed NTM Adj. EBITDA multiple)*	$24.59 – $37.97
	For Reference Only	Trading Comparables EV / 2026E EBITDA *(Range represents 25th – 75th percentiles)*	12.1x – 14.0x 2026E Adj. EBITDA[6]	$16.05 – $21.11
	For Reference Only	Trading Comparables EV / 2027E EBITDA *(Range represents 25th – 75th percentiles)*	11.6x – 12.4x 2027E Adj. EBITDA[6]	$20.77 – $23.34
	For Reference Only	52-Week Trading Range	Low / High *(prior to unaffected date)*[3]	$16.50 – $44.54
	For Reference Only	Analyst Price Targets	Low / High *(prior to unaffected date)*[3]	$23.00 – $40.00

Sequence & DFO Offer Price per Share (Cash): $32.50

Source: Company Forecasts, company management, company filings, FactSet, Bloomberg, Kroll, EY tax model, J.P. Morgan bond trading data and DealPointData. Market data as of 9/11/2026.

Notes: See subsequent pages for further detail.

(1) Reflects 137 acquisitions of U.S. and Canadian publicly listed companies with transaction value greater than $1.0B announced over the five-year period prior to 9/11/2026; excluding REITs. Premia measured relative to unaffected share price (last undisturbed close prior to announcement date or date of market speculation). (2) 25th and 75th percentile rounded to nearest 1.0%. (3) Unaffected share price of $17.33 as of 6/17/2026, the last trading day prior to the day of leak of a potential transaction. (4) Multiples applied to Baldwin LTM 6/30/2026 PF Adjusted EBITDA. Range excludes transactions for which the disclosed multiple reflects synergized EBITDA. (5) Future share prices reflect an Adjusted EBITDA multiple expensing stock-based compensation. (6) Trading multiples reflect EV / Adjusted EBITDA expensing SBC.

ARDEA

1 5-Year Discounted Cash Flow Analysis

EV to Equity Bridge (Midpoint) ($M) [1]

PV of Unlevered Free Cash Flow (before acquisition-related capital deployment)	**$1,473**
PV of Terminal Value	**$5,339**
PV of '26-31 Acquisition-related capital deployment	**($432)**
Implied Enterprise Value	**$6,381**
PV of tax attributes	504
Net debt (as of 6/30)	(2,311)
PV of earnout obligations (earnouts from acquisitions to date)	(475)
PV of earnout obligations (future acquisitions)	(62)
Implied Equity Value	**$4,037**
Fully diluted shares outstanding (as of 6/30)	139.4
Implied Equity Value Per Share	**$28.95**

Share Price Sensitivity

		WACC				
		9.40%	9.65%	9.90%	10.15%	10.40%
Long-Term Growth Rate	3.00%	$29.76	$27.81	$26.00	$24.33	$22.76
	3.25%	$31.45	$29.35	$27.42	$25.63	$23.97
	3.50%	$33.27	$31.02	$28.95	$27.04	$25.26
	3.75%	$35.26	$32.83	$30.60	$28.55	$26.66
	4.00%	$37.43	$34.80	$32.40	$30.19	$28.16

Pro Forma Total Revenue ($M)[2]


Pro Forma Total Revenue Growth (%)
32%
10%
10%
10%
11%
15%
CAGR: 11%
$1,991
$2,194
$2,405
$2,644
$2,933
$3,366
2026
2027
2028
2029
2030
2031

Pro Forma Adjusted EBITDA ($M)[2]


Pro Forma Adjusted EBITDA Margin (%)
25%
25%
26%
27%
28%
28%
CAGR: 14%
$493
$553
$622
$707
$808
$956
2026
2027
2028
2029
2030
2031

Source: Company Forecasts, company management, company filings, FactSet, Bloomberg, Kroll, EY tax model, and J.P. Morgan bond trading data. Market data as of 9/11/2026.

Note: Based on the Company Forecasts. Valuation date of 6/30/2026. Mid-year discounting convention.
(1) Net debt of $2,311M as of 6/30/2026 per company filings. Present value of earnout obligations of $475M reflects scheduled earnout and deferred consideration payments for acquisitions completed to date ($586M aggregate) per management guidance, discounted at the WACC. Present value of tax attributes of $504M calculated based on schedule of payments per management guidance as of the valuation date of 6/30/2026. Fully diluted shares of 139.4M as of 6/30/2026 per company data and management. Present value of earnout obligations on future acquisitions of $62M modeled per management guidance as 1.0x each acquired business's third-year revenue, discounted three years to the year of acquisition at the WACC and further discounted to 6/30/2026; reflected as a debt-like item in the EV to equity bridge. (2) Forecast based on board-approved LRP.

ARDEA

1 WACC Analysis

Company	Debt ($B)	Market Capitalization ($B)	Debt / Total Capitalization	Beta [1]
Marsh & McLennan	$20.8	$85.2	20%	0.63
Aon	$32.5	$65.3	33%	0.59
Arthur J. Gallagher	$14.1	$62.7	18%	0.61
Willis Towers Watson	$6.6	$29.9	18%	0.56
Brown & Brown	$8.1	$22.6	26%	0.69
Diversified Mean			**23%**	**0.62**
Diversified Median			**20%**	**0.61**
Baldwin (Unaffected as of 6/17/26)	**$3.0**	**$2.4**	**55%**	**1.19**

Discount Rate Analysis – Beta Range			
Cost of Equity [2]			
Risk Free Rate (%)		5.4%	
Equity Risk Premium (%)		5.0%	
Beta (5-Year Weekly)		1.19	
Cost of Equity		**11.4%**	
Cost of Debt			
Pre-Tax Cost of Debt (%)		6.8% [3]	
Marginal Cash Tax Rate (%)		26.0%	
After-Tax Cost of Debt		**5.1%**	
Weighted Average Cost of Capital			
Equity Weight		76%	
Debt Weight		24% [4]	
Weighted Average Cost of Capital		**9.9%**	
Selected Discount Rate Range	**9.4%**		**10.4%**

Source: Company Forecasts, company management, company filings, FactSet, Bloomberg, Kroll, and J.P. Morgan bond trading data.
(1) Beta represents 5-year weekly raw beta per Bloomberg for MRSH, AON, AJG, WTW, BRO, and BWIN. Baldwin's beta of 1.19 as of the unaffected date of 6/17/2026. (2) Cost of equity assumptions reflect risk-free rate of 5.4% (yield-to-worst of original-issue 30-year US Treasury with approximately 20 years remaining life) and long-term U.S. equity risk premium of 5.0% per Kroll. (3) Pre-tax cost of debt of 6.8% reflects average duration-adjusted yield-to-worst of Diversified brokers and Baldwin. Baldwin yield-to-worst reflects senior secured notes adjusted for a secured-to-unsecured spread. (4) Debt weight reflects a target capital structure based on a net leverage target of 3.0x, consistent with public market leverage tolerance.

2 Premia Paid Analysis

Premium to Unaffected


Total deals: 137
# of deals:
11
15
31
23
18
39
8.0%
10.9%
22.6%
16.8%
13.1%
28.5%
<10%
10%-20%
20%-30%
30%-40%
40%-50%
>50%
1st quartile: 23%
Median: 36%
Mean: 40%
3rd quartile: 53%

Source: DealPointData, FactSet, company press releases. Market data as of 9/11/2026.
Note: Reflects 137 acquisitions of U.S. and Canadian publicly listed companies with transaction value greater than $1.0B announced over the five-year period prior to 9/11/2026; excludes REITs.
Premia measured relative to unaffected share price (last undisturbed close prior to announcement or market speculation). Unaffected share price date for Baldwin of 6/17/2026. Quartiles, median, and mean rounded to nearest 1.0%.

3 Precedent Transactions

Year	Announcement Date	Target	Buyer	Total Enterprise Value ($B)	Implied Multiple	Reference Multiple
2026	8/31/26	USI	Aon	$17.0	17.1x	TEV / LTM 6/30/2026 Adj. EBITDA
2025	12/10/25	Newfront	WTW	$1.1	17.5x	TEV / 2025E PF Adj. EBITDA
2025	12/2/25	CAC Group	The Baldwin Group	$1.1[1]	15.7x	TEV / 2025E PF Adj. EBITDA
2025	6/10/25	Accession Risk Management Group	Brown & Brown	$9.8	15.7x	TEV / FY2024 Adj. EBITDA
2025	3/4/25	Woodruff Sawyer	Arthur J. Gallagher	$1.3	14.5x[2]	TEV / FY2024 Synergized EBITDAC
2024	12/9/24	AssuredPartners	Arthur J. Gallagher	$13.5	13.0x[3]	TEV / LTM 9/30/2024 Adj. EBITDAC
2024	8/1/24	US Assure	Ryan Specialty	$1.1	12.8x	TEV / LTM 6/30/2024 EBITDA
2024	2/20/24	Truist Insurance Holdings	Stone Point / CD&R	$15.5	15.7x	TEV / FY2023 EBITDA
2023	12/20/23	NFP	Aon	$13.4	15.0x	TEV / "Seller-Adjusted Estimated EBITDA at Close"
2023	10/24/23	Cadence Insurance	Arthur J. Gallagher	$0.9	14.6x[2]	TEV / LTM 9/30/2023 Pro Forma Synergized EBITDAC
2023	9/19/23	Eastern Insurance Group	Arthur J. Gallagher	$0.5	13.8x[2]	TEV / LTM 6/30/2023 Synergized EBITDA
2021	8/13/21	Willis Re	Arthur J. Gallagher	$3.3	12.6x	TEV / 2021E Management EBITDAC
2018	9/18/18	Jardine Lloyd Thompson	Marsh & McLennan	$6.4	16.0x	TEV / 2018E Consensus EBITDA
2017	3/17/17	USI	KKR / CDPQ	$4.3	12.4x	TEV / LTM 9/30/2016 Adj. EBITDA

	All Multiples	Excludes Synergized Multiples[4]
1st Quartile	**13.2x**	**12.9x**
Mean	**14.7x**	**14.9x**
Median	**14.8x**	**15.7x**
3rd Quartile	**15.7x**	**15.8x**

For Reference Only (announced over 10 years ago)

Year	Announcement Date	Target	Buyer	Total Enterprise Value ($B)	Implied Multiple	Reference Multiple
2013	4/15/13	NFP	Madison Dearborn	$1.4	10.0x	TEV / 12/31/2012 Adjusted EBITDA
2008	6/8/08	Hilb, Rogal & Hobbs	Willis Group	$2.0	10.9x	TEV / LTM 3/31/2008 Adjusted EBITDA
2007	2/26/07	HUB International	Apax Partners / Morgan Stanley	$1.8	11.5x	TEV / LTM 12/31/2006E Adjusted Pro Forma EBITDA
2007	1/16/07	USI	Goldman Sachs	$1.4	9.7x	TEV / LTM 12/31/2006 Adjusted EBITDA

Source: Company filings, company press releases.
Note: Implied multiples shown in table above excludes future at-risk consideration.
(1) Based on 30-day VWAP as of 12/1/2025. Includes $70M deferred payment (to be paid in Q1 2030) at nominal value. (2) Reflects quoted synergized multiple; pre-synergized multiple not disclosed.
(3) Includes M&A run-rate adjustment. (4) Excludes synergized multiple transactions (AJG / Woodruff Sawyer, AJG / Cadence Insurance, and AJG / Eastern Insurance Group).

ARDEA

4 Present Value of Future Share Price Analysis

Future Share Price Date	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Adj. NTM EBITDA ($M)	$516	$604	$696	$821
Assumed EV / EBITDA multiple[1]	12.6x	12.6x	12.6x	12.6x
Enterprise value ($B)	**$6.5**	**$7.6**	**$8.8**	**$10.3**
Equity value ($B)[2]	**$4.1**	**$5.4**	**$6.9**	**$8.9**
Price per share	**$29.11**	**$37.68**	**$47.92**	**$60.47**
Cost of equity	11.4%	11.4%	11.4%	11.4%
Discount period	1.50	2.50	3.50	4.50
Share price (as of 6/30/26)[3]	**$24.75**	**$28.76**	**$32.85**	**$37.21**

Sensitivity Analysis

Cost of Equity	Assumed EV / EBITDA Multiple	12/31/2027	12/31/2028	12/31/2029	12/31/2030
10.9%	**12.6x**	$24.92	$29.09	$33.37	$37.97
11.4%	**12.6x**	$24.75	$28.76	$32.85	$37.21
11.9%	**12.6x**	$24.59	$28.44	$32.33	$36.47

Source: Company Forecasts, company management, company filings, Bloomberg, EY tax model, and FactSet. Market data as of 9/11/2026.
(1) Future share prices reflect EV / NTM Adjusted EBITDA multiple expensing Stock Based Compensation per the Company Forecasts for the fiscal year following each measurement date, from December 31, 2027 through 2030. (2) EV to equity bridge reflects projected net debt per management, the present value of remaining earnout and deferred consideration obligations (on acquisitions completed to date and on future acquisitions per the LRP M&A program), and the present value of remaining tax attributes - each measured as of the respective December 31 measurement date and calculated based on schedule of payments per management guidance using a valuation date of 6/30/2026. (3) Discounted to 6/30/2026 at cost of equity of 11.4%.

Appendix

Stock Price Performance

1-Year Stock Price Performance


$35.00
$30.00
$25.00
$20.00
$15.00
$31.05
$6,587.47
Unaffected Date: 6/17/2026
+16%
(5%)
$8,000.00
$7,500.00
$7,000.00
$6,500.00
$6,000.00
9/11/25
11/11/25
1/11/26
3/11/26
5/11/26
7/11/26
9/11/26
Baldwin
S&P 500

Stock Price Performance since Unaffected Date (6/17/2026)


$35.00
$30.00
$25.00
$20.00
$15.00
$7,420.10
$17.33
+71%
+3%
$8,000.00
$7,800.00
$7,600.00
$7,400.00
$7,200.00
$7,000.00
6/17/26
7/4/26
7/21/26
8/7/26
8/24/26
9/10/26
Baldwin
S&P 500

Source: FactSet. Market data as of 9/11/2026.

Insurance Distribution Public Trading Metrics

($ in B, except per share data)

Public Company Trading Analysis

Company	Share Price 9/11/26	% of 52 Wk High	Market Equity Value	Total Enterprise Value[1]	Net Debt / LTM EBITDA	EV / Adj. EBITDA 2026E	EV / Adj. EBITDA 2027E	Organic Growth 2025A	Organic Growth 2026E	Organic Growth 2027E	Adj. EBITDA Margin 2025A	Adj. EBITDA Margin 2026E	Adj. EBITDA Margin 2027E	Reported as % of Adj. EBITDA 5Y Avg ('21A-'25A)	Cash Flow from Operations as % of Adj. EBITDA 5Y Avg ('21A-'25A)
MARSH	$176.91	85.5%	$85.2	$104.7	2.4x	12.8x	12.0x	4.0%	4.3%	4.0%	30.3%	28.6%	29.1%	95.0%	66.4%
AON	302.69	79.4%	65.3	96.4	5.2x	15.8x	13.4x	5.6%	5.0%	4.8%	33.5%	34.1%	33.2%	86.8%	67.1%
Gallagher	240.32	77.4%	62.7	75.7	2.5x	14.0x	12.4x	6.1%	5.5%	4.8%	32.6%	32.5%	33.7%	82.7%	64.2%
wtw	315.61	90.0%	29.9	34.8	1.8x	11.9x	10.8x	5.3%	4.1%	4.0%	27.2%	28.1%	29.2%	106.2%	59.7%
Brown & Brown INSURANCE	66.19	69.0%	22.6	29.8	2.8x	12.1x	11.6x	2.8%	1.1%	3.0%	35.9%	35.2%	35.2%	100.8%	75.3%
Diversified Median					**2.5x**	**12.8x**	**12.0x**	**5.3%**	**4.3%**	**4.0%**	**32.6%**	**32.5%**	**33.2%**	**95.0%**	**66.4%**
The Baldwin Group[2]	**$17.33**	**38.9%**	**$2.4**	**$4.7**[3]	**4.3x**[4]	**12.6x**	**10.5x**	**7.0%**	**5.9%**	**8.8%**	**22.7%**	**22.6%**	**23.5%**	**40.8%**	**12.0%**

Source: Company Forecasts, company management, company filings, EY tax model, FactSet. Market data as of 9/11/2026.
Note: Forward-looking estimates based on analyst consensus. Baldwin estimates per management guidance and Company Forecasts.
(1) Enterprise values include contingent consideration as debt-like obligations for all companies. (2) Figures as of unaffected date of 6/17/2026. (3) Enterprise value for Baldwin calculated per management guidance reflecting net debt per management, the present value of remaining earnout and deferred consideration obligations (on acquisitions completed to date), and the present value of remaining tax attributes (calculated based on schedule of payments per management guidance as of the valuation date of 6/30/2026). (4) Net leverage per Baldwin's Q1 2026 Earnings Supplement.

Research Analyst Price Targets

Broker	Price Target (as of Unaffected Date) [1]	Premium / (Discount) to Unaffected Share Price	Valuation Methodology
Broker 1	$40.00	130.8%	Enterprise Value to EBITDA multiple
Broker 2	$37.00	113.5%	9.0x Price / Consensus 2027E EPS, supported by DCF
Broker 3	$36.00	107.7%	80% of 2027E equal-weight S&P 500 P/E (15.7x) applied to 2028E EPS
Broker 4	$30.00	73.1%	12x 2027E EV / Adj. EBITDA
Broker 5	$26.00	50.0%	10.5x 2027E EV / AEBITDA
Broker 6	$25.00	44.3%	10.5x Price / 2027E EPS
Broker 7	$25.00	44.3%	9.5x EV/Adj. EBITDA NTM (75% weighting) and 11.5x Price/Cash EPS NTM (25% weighting)
Broker 8	$24.00	38.5%	8.9x P/E multiple, implied EV/EBITDA of 10.0x
Broker 9	$23.00	32.7%	~9.5x 2027E EV/EBITDA
Median	$26.00	50.0%	

Buy Hold

Source: Equity research.
(1) Price targets based on equity research released prior to unaffected date of 6/17/2026.

Cost of Debt

	S&P Issuer Credit Rating	Maturity	Bond YTW	Bond Years to Maturity	Treasury Yield (YTW)	Spread vs. 20-Year Treasury[1]	Secured to Unsecured Adjustment	Adjusted Cost of Debt	Debt / Total Cap.
Marsh & McLennan									
MRSH 5.35 11/15/44 Corp	A-	15-Nov-2044	6.18%	18.2	5.41%	0.04%		6.22%	19.6%
AON									
AON 4.75 05/15/45 Corp	A-	15-May-2045	6.42%	18.7	5.38%	0.07%		6.49%	33.3%
Arthur J. Gallagher									
AJG 5.15 02/15/35 Corp	BBB+	15-Feb-2035	5.90%	8.4	4.91%	0.54%		6.44%	18.4%
Willis Towers Watson									
WTW 5.15 03/15/36 Corp	BBB+	15-Mar-2036	6.02%	9.5	4.94%	0.51%		6.53%	18.1%
Brown & Brown									
BRO 5.55 06/23/35 Corp	BBB-	23-Jun-2035	6.13%	8.8	4.92%	0.53%		6.66%	26.3%
Baldwin[2]									
BWIN 7.125 05/15/31 Corp	B	15-May-2031	6.93%	4.7	4.74%	0.71%	1.06%	8.70%	55.1%
Median			**6.16%**					**6.51%**	
Average			**6.26%**					**6.84%**	

Source: FactSet, Bloomberg, J.P. Morgan bond trading data. Market data as of 9/11/2026. Secured and unsecured trading levels as of 9/04/2026.
(1) Duration adjustment reflects the spread between the 20-year reference U.S. Treasury yield-to-worst of 5.4% and the yield-to-worst of a U.S. Treasury matched to each bond's remaining maturity, added to each company's yield-to-worst to arrive at a 20-year-equivalent cost of debt. (2) Baldwin's yield-to-worst reflects its senior secured notes adjusted for the median secured to unsecured spread-to-worst differential of ~106bps, based on trading levels of secured and unsecured notes of the same issuers per J.P. Morgan bond trading data as of 9/04/2026.

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